Exhibit 99.1

Contact:	Lorraine D. Miller, CFA
Senior Vice President – Investor Relations
478.722.6210

Security Bank Corporation Announces $28 Million Raised in Rights Offering

Macon, GA., March 14, 2008 / Prime Newswire/ — Security Bank Corporation (Nasdaq: SBKC) has completed its previously announced rights offering of common stock to its shareholders and will issue approximately 4,311,359 shares, generating net proceeds of approximately $28 million for Security Bank.

Excluding Jonathan W. Been and Benjamin W. Griffith, III (collectively, the “Standby Purchasers”), shareholders subscribed for 1,575,797 shares of Security Bank common stock. This includes 100% participation in the rights offering by Security Bank’s directors and executive management. In conjunction with the rights offering, Security Bank entered into a standby purchase agreement, pursuant to which the Standby Purchasers agreed to purchase $18 million of common stock, which includes fully exercising their basic subscription privileges along with fulfilling their standby commitment.

Security Bank expects to utilize the proceeds to maintain its various bank subsidiaries at well-capitalized regulatory levels and for general corporate purposes to reduce borrowings under its line of credit.

About Security Bank Corporation

Based in Macon, Georgia, Security Bank Corporation is a multi-bank holding company with assets of $2.8 billion at December 31, 2007. Security Bank Corporation operates six community banks with banking offices located throughout middle Georgia, coastal Georgia and north metropolitan Atlanta. In addition, Security Bank Corporation operates an investment management and planning firm, CFS Wealth Management, LLC, and operates its interim real estate and development lender and traditional mortgage originator, Fairfield Financial Services, Inc., with offices throughout Georgia.

Security Bank Corporation’s common stock is traded on the NASDAQ Global Select Market under the ticker symbol “SBKC.” You may obtain copies of all documents that Security Bank files with the Securities and Exchange Commission, free of charge, at the Securities and Exchange Commission’s website at www.sec.gov. In addition, copies of these documents may also be obtained without charge by directing a written request to Security Bank Corporation, 4219 Forsyth Road, Macon, Georgia 31210, Attention: Investor Relations.

Safe Harbor

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements may address issues involving significant risks, uncertainties, estimates and assumptions made by management. Security Bank Corporation’s ability to accurately project results or predict the effects of future plans or strategies is inherently limited. Although Security Bank Corporation believes that the expectations and estimates reflected in its forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Please refer to Security Bank Corporation’s public filings with the Securities and Exchange Commission for a summary of important factors that could affect Security Bank Corporation’s financial results and operations and its forward-looking statements. Security Bank Corporation does not intend to and assumes no responsibility, except as required by law, for updating or revising any forward-looking statements contained in this press release, whether as a result of new information, changes in assumptions, future events or otherwise.